Exhibit 99.1

Pattern Energy Reports Second Quarter Results

- $28 million in cash available for distribution meets high end of Q2 estimate -

- Declares increased dividend of $0.363 per Class A common share for third quarter 2015 -

SAN FRANCISCO, California, August 10, 2015 – Pattern Energy Group Inc. (the “Company” or “Pattern Energy”) (NASDAQ: PEGI) (TSX: PEG) today announced its financial results for the second quarter of 2015.

Highlights

(Comparisons made between fiscal Q2 2015 and fiscal Q2 2014 results, unless otherwise noted)

•	Cash available for distribution (CAFD) of $28.0 million, up 74%

•	Adjusted EBITDA of $66.8 million, up 14%

•	Proportional GWh sold of 1,202 GWh, up 56%

•	Revenue of $84.7 million, up 30%

•	Declared a third quarter dividend of $0.363 per Class A common share or $1.452 on an annualized basis, subsequent to the end of the period, representing a 3% increase over the previous quarter’s dividend

•	Acquired remaining interests resulting in 100% ownership of the 283 MW Gulf Wind project, subsequent to the end of the period, and recapitalized the project by repaying the short maturity project debt with long term debt

•	Increased owned capacity to 2,282 MW through five acquisitions, Lost Creek, Post Rock, Amazon Wind Farm (Fowler Ridge), K2, as well as, Gulf Wind

•	Added 526 MW in owned capacity to the identified Right of First Offer (ROFO) list including the first five Japanese projects from Pattern Development’s relationship with GPI; the identified ROFO list stands at 1,270 MW of owned capacity

•	Increased its CAFD per share compound annual growth rate (CAGR) target to 12-15% for the three-year period through 2017

•	Established a 5,000 MW owned capacity target for YE 2019, representing a 119% increase in its current owned capacity

•	Completed a $350 million capital raise consisting of a $225 million convertible note private placement and a $125 million common equity public offering, subsequent to the end of the period

“We have well exceeded our asset ownership, CAFD, CAFD per share and dividend targets outlined at the IPO. We have grown our portfolio of owned capacity by nearly 120 percent since the IPO, to 2,282 MW, our CAFD for Q2 was up 74 percent over last year and our dividend is up 16 percent since the IPO,” said Mike Garland, President and CEO of Pattern Energy. “At the same time, we continue to grow our identified ROFO list with Pattern Development, which now stands at 1,270 MW including the first group of projects from GPI in Japan. Given this visibility into our growth, during the quarter we increased our cash available for distribution per share CAGR target to 12-15 percent through 2017.”

Financial Results

Pattern Energy sold 1,201,940 MWh of electricity on a proportional basis in the second quarter of 2015 compared to 769,619 MWh sold in the same period in 2014. Pattern Energy sold 2,131,323 MWh of electricity on a proportional basis for the six months ended June 30, 2015 compared to 1,315,909 MWh sold in the same period in 2014. The increase during the quarterly period was primarily attributable to the commencement of commercial operations at Panhandle 1 and El Arrayán in June 2014 and Panhandle 2 in November 2014 and the acquisitions of Lost Creek and Post Rock in May 2015. Overall, production for the second quarter was impacted by low wind levels which resulted in a 10 percent variance in Pattern Energy’s production during the second quarter compared to its long-term forecast after adjusting for certain production losses, which were unrelated to wind and were compensated by contractual counterparties.

Net income was $5.7 million in the second quarter of 2015, which remained relatively unchanged compared to $7.2 million in the same period last year. Net loss was $16.4 million for the six months ended June 30, 2015 compared to $14.7 million for the same period in 2014.

Adjusted EBITDA was $66.8 million for the second quarter of 2015 compared to $58.8 million in the same period last year. The increase was primarily attributable to the commencement of commercial operations at South Kent, Grand, Panhandle 1, Panhandle 2 and El Arrayán at various times in 2014 and the acquisitions of Lost Creek and Post Rock in May 2015.

Adjusted EBITDA was $113.6 million for the six months ended June 30, 2015 compared to $96.0 million in the same period last year. The increase was primarily attributable to the commencement of commercial operations and acquisitions referenced above. The Company also recorded a $5.4 million increase in energy derivative settlements at Gulf Wind during the first half of 2015 compared to the same period last year. These increases were partially offset by lower electricity production due to low wind levels. Reconciliations of Adjusted EBITDA to net income or loss determined in accordance with GAAP for both the quarterly and six month periods are shown below.

Cash available for distribution was $28.0 million in the second quarter of 2015 compared to $16.1 million in the same period last year. The increase is primarily attributable to electricity sales from the commencement of operations and acquisitions referenced above, as well as, a $7.8 million cash distribution from unconsolidated investments and a $1.9 million increase from energy derivative settlements. These increases were partially offset by increases in project expenses of $11.3 million, operating expenses of $2.8 million and interest expense of $3.1 million primarily from the commencement of operations at Panhandle 1, El Arrayán and Panhandle 2 and the Lost Creek and Post Rock acquisitions.

Cash available for distribution was $37.3 million for the six months ended June 30, 2015 compared to $33.9 million in the same period last year. The increase is primarily due to additional electricity sales from the commencement of commercial operations and acquisitions referenced above, a $13.8 million cash distribution from unconsolidated investments, and a $5.4 million increase from energy derivative settlements. These increases were partially offset by increases in project expenses of $20.5 million, operating expenses of $5.7 million, interest expense of $6.4 million and principal payments from operating cash of $3.3 million each of which are primarily due to the commencement of operations and acquisitions referenced above. Reconciliations of cash available for distribution to net cash provided by operating activities for both the quarterly and six month periods determined in accordance with GAAP are shown below.

Quarterly Dividend

On July 21, 2015, Pattern Energy declared an increased dividend for the third quarter 2015, payable on October 30, 2015, to holders of record on September 30, 2015, in the amount of $0.3630 per Class A share, which represents $1.452 on an annualized basis. This is a 3 percent increase from the second quarter 2015 dividend of $0.3520.

Construction Pipeline

The table below outlines Pattern Energy’s projects currently in construction, the capacity owned and each project’s anticipated commencement date for commercial operation.

Asset	Location	Owned MW	Commercial Operation
Logan’s Gap	Texas	164	Q3 2015
Amazon Wind Farm (Fowler Ridge)	Indiana	116	Q4 2015

Total		280

Third-party Acquisitions

In July 2015, Pattern Energy purchased the remaining 170 MW in the 283 MW Gulf Wind facility from MetLife Capital, Limited Partnership and Pattern Development. With the purchases, Pattern Energy now owns 100% of the membership interests in the Gulf Wind facility. Pattern Energy also prepaid 100% of the outstanding balance of the Gulf Wind facility’s term loan of approximately $154.1 million shortly after closing the two acquisitions.

In May 2015, Pattern Energy acquired an aggregate owned 270 MW interest in two operational wind power facilities from Wind Capital Group, LLC (“WCG”) and its affiliates. Pattern Energy acquired an interest in the 201 MW Post Rock Wind facility in Kansas, which is fully contracted under a long-term agreement with Westar, which has a BBB+ credit rating. Pattern Energy also acquired an interest in the 150 MW Lost Creek Wind facility in Missouri, which is fully contracted under a long-term agreement with Associated Electric Cooperative Incorporated, which has an AA credit rating.

Acquisition Pipeline

Pattern Energy has the Right of First Offer (ROFO) on a pipeline of acquisition opportunities from Pattern Development.

In the second quarter of 2015, Pattern Energy announced the addition of seven new projects to its list of identified ROFO projects from Pattern Development consisting of: the first five Japanese projects, representing 128 MW of wind and solar assets, from Pattern Development’s relationship with GPI; 398 MW of the 497 MW New Mexico / California project; and 43 MW of the 100 MW North Kent Wind project.

With these new additions, the identified ROFO list stands at 1,270 MW of total owned capacity. Since its IPO, Pattern Energy has purchased 832 MW from Pattern Development and in aggregate grown the identified ROFO list from 746 MW to a total of 2,102 MW. The table below sets forth the current list of identified ROFO projects:

Asset	Location	Owned MW	Commercial Operation
Armow	Ontario	90	2015 (In construction)
Meikle	British Columbia	180	2016 (In construction)
Conejo Solar	Chile	84	2016 (In construction)
Belle River	Ontario	50	2017 (Securing final permits)
Henvey Inlet	Ontario	150	2017 (Late-stage development)
Mont Sainte-Marguerite	Québec	147	2017 (Late-stage development)
North Kent	Ontario	43	2017 (Late-stage development)
New Mexico/California	New Mexico	398	2016/2017 (Late-stage development)
Tsugaru	Japan	63	2018 (Late-stage development)
Ohorayama	Japan	31	2017 (Late-stage development)
Kanagi Solar	Japan	5	2016 (In construction)
Futtsu Solar	Japan	17	2016 (In construction)
Otsuki	Japan	12	Operational

Total		1,270

The list of identified ROFO projects represents a portion of Pattern Development’s 5,900 MW pipeline of development projects, all of which are subject to Pattern Energy’s ROFO. The 5,900 MW include Pattern Development’s interests in both its majority stake in Tokyo-based GPI and its joint venture with CEMEX Energia in Mexico. GPI has up to 1,000 MW of near and longer term wind and solar projects in development. The joint venture between Pattern Development and CEMEX Energia has a goal of developing 1,000 MW of wind and solar generation in Mexico over the next five years where recent reforms set a mandate of 35% of generation to come from clean resources by 2024.

Adjusted EBITDA and Cash Available for Distribution Non-GAAP Reconciliations

The following tables reconcile non-GAAP net income or loss to Adjusted EBITDA and net cash provided by operating activities to cash available for distribution, respectively, for the periods presented (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Net income (loss)	$5,657	$7,167	$(16,402)	$(14,732)
Plus:
Interest expense, net of interest income	18,715	15,525	36,414	29,943
Tax provision	3,603	4,065	2,857	2,033
Depreciation, amortization and accretion	34,785	21,284	63,841	42,461

EBITDA	$62,760	$48,041	$86,710	$59,705

Unrealized loss on energy derivative	6,002	6,549	3,030	14,282
Interest rate derivative settlements	960	1,035	1,919	2,052
Unrealized (gain) loss on derivatives, net	(5,138)	2,942	(2,697)	6,665
Net loss (gain) on transactions	1,305	(14,537)	2,589	(14,537)
Plus, proportionate share from equity accounted investments:
Interest expense, net of interest income	5,181	4,944	10,619	5,197
Tax provision	—	102	—	102
Depreciation, amortization and accretion	4,991	4,537	9,500	4,724
Unrealized (gain) loss on interest rate and currency derivatives, net	(9,240)	5,236	1,894	17,831
Realized loss on interest rate and currency derivatives	—	—	—	22

Adjusted EBITDA	$66,821	$58,849	$113,564	$96,043

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Net cash provided by operating activities	$32,361	$44,417	$48,600	$60,822
Changes in operating assets and liabilities	2,521	(12,336)	(2,136)	(5,685)
Other	(148)	—	(292)	—
Network upgrade reimbursement	618	618	1,236	1,236
Release of restricted cash to fund project and general and administrative costs	1,501	7	1,501	61
Operations and maintenance capital expenditures	(283)	(40)	(321)	(94)
Transaction costs for acquisitions	1,357	1,128	1,777	1,128
Distributions from unconsolidated investment	7,771	—	13,847	—
Less:
Distributions to noncontrolling interests	(763)	(1,470)	(1,511)	(1,470)
Principal payments paid from operating cash flows	(16,948)	(16,266)	(25,383)	(22,096)

Cash available for distribution	$27,987	$16,058	$37,318	$33,902

Conference Call and Webcast

Pattern Energy will host a conference call and webcast to discuss these results at 10:30 a.m. Eastern Time on Monday, August 10, 2015. Mike Garland, President and CEO, and Mike Lyon, CFO, will co-chair the call. Participants should call (800) 524-8950 or (416) 260-0113 and ask an operator for the Pattern Energy earnings call. Please dial in 10 minutes prior to the call to secure a line. A replay will be available shortly after the call. To access the replay, please dial (888) 203-1112 or (647) 436-0148 and enter access code 5827702. The replay recording will be available until 11:59 p.m. Eastern Time, August 24, 2015.

A live webcast of the conference call will be also available on the events page in the investor section of Pattern’s website at www.patternenergy.com. An archived webcast will be available for one year.

About Pattern Energy

Pattern Energy Group Inc. is an independent power company listed on The NASDAQ Global Select Market and Toronto Stock Exchange. Pattern Energy has a portfolio of 16 wind power projects with a total owned interest of 2,282 MW in the United States, Canada and Chile that use proven, best-in-class technology. Pattern Energy’s wind power projects generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of the business. For more information, visit www.patternenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, including the statements; the ability to achieve the YE 2019 owned capacity target, the ability to achieve its CAFD per share CAGR growth target, the anticipated commercial operations dates of the construction projects and projects on the identified ROFO list, and the ability of the joint venture between Pattern Development and CEMEX Energia to achieve its five-year development goal. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Company’s annual report on Form 10-K and any quarterly reports on Form 10-Q. The risk factors and other factors noted therein could cause actual events or the Company’s actual results to differ materially from those contained in any forward-looking statement.

# # #

Contacts:

Media Relations Matt Dallas 917-363-1333 matt.dallas@patternenergy.com	Investor Relations Sarah Webster 415-283-4076 sarah.webster@patternenergy.com

Pattern Energy Group Inc.

Consolidated Balance Sheets

(In thousands of U.S. dollars, except share data)

(Unaudited)

	June 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$82,936	$101,656
Restricted cash	26,283	7,945
Trade receivables	48,363	35,759
Related party receivable	820	671
Reimbursable interconnection costs	1,286	2,532
Derivative assets, current	18,415	18,506
Current net deferred tax assets	307	318
Prepaid expenses and other current assets	26,041	27,954
Deferred financing costs, current, net of accumulated amortization of $4,340 and $3,493 as of June 30, 2015 and December 31, 2014, respectively	1,903	1,747

Total current assets	206,354	197,088
Restricted cash	17,142	39,745
Turbine advances	60,893	79,637
Construction in progress	338,906	26,195
Property, plant and equipment, net of accumulated depreciation of $429,939 and $278,291 as of June 30, 2015 and December 31, 2014, respectively	2,812,203	2,350,856
Unconsolidated investments	147,644	29,079
Derivative assets	50,354	49,369
Deferred financing costs	4,838	5,166
Net deferred tax assets	6,927	5,474
Finite-lived intangible assets, net of accumulated amortization of $1,077 and $154 as of June 30, 2015 and December 31, 2014, respectively	101,082	1,257
Other assets	31,646	11,421

Total assets	$3,777,989	$2,795,287

Liabilities and equity
Current liabilities:
Accounts payable and other accrued liabilities	$29,273	$24,793
Accrued construction costs	42,115	20,132
Related party payable	881	5,757
Accrued interest	5,423	3,634
Dividends payable	24,563	15,734
Derivative liabilities, current	19,788	16,307
Revolving credit facility	250,000	50,000
Current portion of long-term debt, net of financing costs of $10,166 and $11,868 as of June 30, 2015 and December 31, 2014, respectively	332,226	109,693
Current net deferred tax liabilities	149	149
Current portion of contingent liabilities	11,468	4,000

Total current liabilities	715,886	250,199
Long-term debt, net of financing costs of $22,883 and $24,887 as of June 30, 2015 and December 31, 2014, respectively	1,369,135	1,304,165
Derivative liabilities	27,495	17,467
Asset retirement obligations	38,940	29,272
Net deferred tax liabilities	23,872	20,418
Contingent liabilities	1,189	175
Finite-lived intangible liability, net of accumulated amortization of $434 and $0 as of June 30, 2015 and December 31, 2014, respectively	59,866	—
Other long-term liabilities	9,576	8,857

Total liabilities	2,245,959	1,630,553

Temporary equity—noncontrolling interests	35,000	—
Equity:
Class A common stock, $0.01 par value per share: 500,000,000 shares authorized; 69,237,919 and 62,062,841 shares outstanding as of June 30, 2015 and December 31, 2014, respectively	693	621
Additional paid-in capital	874,015	723,938
Accumulated loss	(50,208)	(44,626)
Accumulated other comprehensive loss	(50,634)	(45,068)
Treasury stock, at cost; 36,523 and 25,465 shares of Class A common stock as of June 30, 2015 and December 31, 2014, respectively	(1,027)	(717)

Total equity before noncontrolling interest	772,839	634,148
Noncontrolling interest	724,191	530,586

Total equity	1,497,030	1,164,734

Total liabilities, temporary equity, and equity	$3,777,989	$2,795,287

Pattern Energy Group Inc.

Consolidated Statements of Operations

(In thousands of U.S. dollars, except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Revenue:
Electricity sales	$82,945	$66,053	$137,929	$119,924
Energy derivative settlements	5,928	3,983	12,097	6,718
Unrealized loss on energy derivative	(6,002)	(6,549)	(3,030)	(14,282)
Related party revenue	872	949	1,675	1,462
Other revenue	928	503	866	734

Total revenue	84,671	64,939	149,537	114,556

Cost of revenue:
Project expense	27,981	16,700	53,227	32,774
Depreciation and accretion	34,342	21,284	63,398	42,461

Total cost of revenue	62,323	37,984	116,625	75,235

Gross profit	22,348	26,955	32,912	39,321

Operating expenses:
General and administrative	8,870	6,288	15,091	10,191
Related party general and administrative	1,621	1,383	3,429	2,663

Total operating expenses	10,491	7,671	18,520	12,854

Operating income	11,857	19,284	14,392	26,467

Other expense:
Interest expense	(18,943)	(15,807)	(36,861)	(30,428)
Interest rate derivative settlements	(960)	(1,035)	(1,919)	(2,052)
Unrealized gain (loss) on derivatives	5,138	(2,942)	2,697	(6,665)
Equity in earnings (losses) in unconsolidated investments	13,801	(3,688)	10,719	(16,236)
Related party income	756	444	1,424	1,072
Net (loss) gain on transactions	(1,305)	14,537	(2,589)	14,537
Other (expense) income, net	(1,084)	439	(1,408)	606

Total other expense	(2,597)	(8,052)	(27,937)	(39,166)

Net income (loss) before income tax	9,260	11,232	(13,545)	(12,699)
Tax provision	3,603	4,065	2,857	2,033

Net income (loss)	5,657	7,167	(16,402)	(14,732)
Net loss attributable to noncontrolling interest	(8,660)	(4,032)	(10,820)	(11,042)

Net income (loss) attributable to controlling interest	$14,317	$11,199	$(5,582)	$(3,690)

Earnings per share information:
Net income (loss) attributable to controlling interest	$14,317	$11,199	$(5,582)	$(3,690)
Cash dividends declared on Class A common shares	(24,380)	(14,981)	(48,003)	(26,138)
Deemed dividends on Class B common shares	—	(7,457)	—	(7,457)

Net loss attributable to common stockholders	$(10,063)	$(11,239)	$(53,585)	$(37,285)

Weighted average number of shares:
Class A common stock—Basic	68,943,707	41,174,697	67,426,286	38,331,595
Class A common stock—Diluted	69,147,260	41,510,219	67,426,286	53,886,595
Class B common stock—Basic and diluted	—	15,555,000	—	15,555,000
Earnings (loss) per share
Class A common stock:
Basic earnings (loss) per share	$0.21	$0.17	$(0.08)	$(0.01)

Diluted earnings (loss) per share	$0.21	$0.16	$(0.08)	$(0.07)

Class B common stock:
Basic and diluted earnings (loss) per share	$—	$0.28	$—	$(0.21)

Dividends declared per Class A common share	$0.35	$0.32	$0.71	$0.63

Deemed dividends per Class B common share	$—	$0.48	$—	$0.48

Pattern Energy Group Inc.

Consolidated Statements of Cash Flows

(In thousands of U.S. dollars)

(Unaudited)

	Six months ended June 30,
	2015	2014
Operating activities
Net loss	$(16,402)	$(14,732)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization and accretion	63,841	42,461
Loss on disposal of equipment	347	—
Amortization of financing costs	3,636	2,848
Unrealized loss on derivatives	333	20,947
Stock-based compensation	1,989	2,175
Net gain on transactions	—	(16,526)
Deferred taxes	2,616	2,033
Equity in (earnings) losses in unconsolidated investments	(10,719)	16,236
Unrealized loss on exchange rate changes	823	—
Changes in operating assets and liabilities:
Trade receivables	(4,924)	(13,895)
Prepaid expenses and other current assets	3,441	20,253
Other assets (non-current)	(99)	(305)
Accounts payable and other accrued liabilities	615	348
Related party receivable/payable	(7)	(1,053)
Income taxes payable/receivable	—	128
Accrued interest payable	689	(11)
Contingent liabilities	1,151	—
Long-term liabilities	1,270	(85)

Net cash provided by operating activities	48,600	60,822

Investing activities
Cash paid for acquisitions, net of cash acquired	(404,377)	(163,589)
Decrease in restricted cash	25,277	1,316
Increase in restricted cash	(6,966)	(2)
Capital expenditures	(216,499)	(544)
Distribution from unconsolidated investments	13,847	—
Contribution to unconsolidated investments	—	(1,880)
Reimbursable interconnection receivable	1,246	1,417
Other assets	(6,074)	1,236

Net cash used in investing activities	(593,546)	(162,046)

Pattern Energy Group Inc.

Consolidated Statements of Cash Flows

(In thousands of U.S. dollars)

(Unaudited)

	Six months ended June 30,
	2015	2014
Financing activities
Proceeds from public offering, net of expenses	196,591	287,943
Repurchase of shares for employee tax withholding	(310)	(55)
Dividends paid	(39,170)	(22,170)
Payment for deferred equity issuance costs	(2,204)	—
Capital distributions—noncontrolling interest	(1,511)	(1,470)
Decrease in restricted cash	18,532	13,508
Increase in restricted cash	(21,718)	(8,840)
Refund of deposit for letters of credit	3,425	—
Payment for deferred financing costs	(5,614)	(542)
Proceeds from revolving credit facility	250,000	—
Repayment of revolving credit facility	(50,000)	—
Repayment of VAT facility	—	(14,840)
Proceeds from construction loan	206,184	—
Repayment of long-term debt	(25,383)	(22,096)

Net cash provided by financing activities	528,822	231,438

Effect of exchange rate changes on cash and cash equivalents	(2,596)	255

Net change in cash and cash equivalents	(18,720)	130,469
Cash and cash equivalents at beginning of period	101,656	103,569

Cash and cash equivalents at end of period	$82,936	$234,038

Supplemental disclosure
Cash payments for interest expenses, net of capitalized interest	$24,447	$27,296
Acquired property, plant and equipment from acquisitions	579,712	671,068
Schedule of non-cash activities
Change in fair value of designated interest rate swaps	6,299	(20,344)
Change in property, plant and equipment	21,094	(40,729)
Non-cash deemed dividends on Class B convertible common stock	—	7,457